Exhibit 10.7
DEFERRED COMPENSATION AGREEMENT
By and Between
EUREKA FEDERAL SAVINGS & LOAN ASSOCIATION,
as the Bank,
and
GARY PEPPER,
as the Executive

DEFERRED COMPENSATION AGREEMENT
     This Agreement is entered into this 15th day of January, 1997, by and between EUREKA FEDERAL SAVINGS & LOAN ASSOCIATION, a Pennsylvania savings and loan association (hereinafter called the “Bank”),
A
N
D
     GARY PEPPER, an individual employee of the Bank (hereinafter called the “Executive”).
WITNESSETH THAT:
     WHEREAS, the Executive has been a longtime key employee of the Bank; and
     WHEREAS, the absence of the Employee for an extended period of time would result in a significant loss of net income to the Bank; and
     WHEREAS, replacement of the Executive would be difficult, costly and disruptive to Bank operations; and
     WHEREAS, it is in the best interests of the Bank to retain the valuable services of the Executive; and
     WHEREAS, the provision of a supplemental retirement benefit, disability benefit and death benefit to the Executive will provide a substantial incentive to the Executive to continue in the employ of the Bank and to continue to perform such duties as assigned by the Bank; and
     WHEREAS, the Bank has determined that the benefit to the Bank of the added assurance of the Executive’s continued employment exceeds the cost of such an incentive and that it is therefore in the best interests of the Bank to provide a supplemental retirement benefit, disability benefit and death benefit to the Executive under the terms and provisions hereinafter set forth.
     NOW, THEREFORE, the parties agree as follows:

Page 2 of 12.
     Section 1. Conditions.
     The payment of benefits to the Executive or his Beneficiary or Beneficiaries (as hereinafter defined) are conditioned upon the Executive’s acting in compliance with the terms of this Agreement.
     Section 2. Death Benefit.
     If the Executive dies during the term of his employment with the Bank, the Bank shall pay the amount indicated on Schedule 1, attached hereto and made a part hereof (hereinafter called the “Death Benefit”) to his Beneficiary or Beneficiaries, in the manner hereinafter provided. If the Executive dies after the termination of his employment with the Bank for any reason whatsoever, no Death Benefit will be paid.
     Section 3. Retirement Benefit.
     (a) Upon the Executive’s retirement from the Bank on or after his Normal Retirement Date (as hereinafter defined), the Bank shall pay the amount of Three Hundred Thousand ($300,000) Dollars (hereinafter called the “Normal Retirement Benefit”) to the Executive, or his Beneficiary or Beneficiaries after his death, in the manner hereinafter provided.
     (b) Upon the Executive’s retirement from the Bank on or after his Early Retirement Date (as hereinafter defined) but prior to his Normal Retirement Date, the Bank shall pay the amount indicated on Schedule 2, attached hereto and made a part hereof (hereinafter called the “Early Retirement Benefit”) to the Executive, or his Beneficiary or Beneficiaries after his death, in the manner hereinafter provided.
     (c) As used herein, “Retirement Benefit” or “Retirement Benefits” shall mean the Early Retirement Benefit and Normal Retirement Benefit, as applicable.
     (d) The Bank agrees that the Executive may retire from the active and full-time service of the Bank on or after the first day of the month following the date of the Executive’s sixtieth (60th) birthday (his “Early Retirement Date”), and prior to his Normal Retirement Date, and receive his Early Retirement Benefit; and that the Executive may retire from the active and full-time service of the Bank on or after the first day of the month following the date of the Executive’s sixty-fifth (65th) birthday (his “Normal Retirement Date”) and receive his Normal Retirement Benefit.
     (e) The Executive may but need not retire from the active and full-time employment of the Bank after the Early Retirement Date. The word

Page 3 of 12.
“retirement” as used in this Agreement shall refer to the actual retirement of the Executive on or after the Early Retirement Date. Unless the Executive and the Bank shall otherwise mutually agree in writing, no Retirement Benefit shall be paid the Executive under this Agreement until his actual retirement on or after the Early Retirement Date from the active and full-time employment with the Bank. The Executive shall receive his Retirement Benefit if he is terminated after the Early Retirement Date for any reason other than his death, including a termination by the Bank for cause.
     Section 4. Disability and other Termination Benefit.
     Prior to the Early Retirement Date, upon the termination of the Executive’s employment with the Bank due to his Permanent Disability (as hereinafter defined) or his termination by the Bank other than for cause (as defined in Section 5 below), the Bank shall pay to the Executive in the amount indicated on Schedule 3, attached hereto and made a part hereof (the “Other Termination Benefit”). Permanent Disability of the Executive shall be deemed to have occurred upon the first to occur of the following: (a) receipt by the Executive or the Bank of disability benefits under the terms of ‘any disability income policy held on the health of the Executive; (b) receipt by the Executive of social security disability benefits; or (c) the inability of the Executive, as determined by a licensed physician acceptable to both the Executive and the Bank, to carry on his normal duties as an officer and employee of the Bank for a continuous period of six (6) months.
     Section 5. Supplemental Benefits.
     Each year the Bank may, in its absolute discretion, determine an additional amount(s) to be credited .to any one or more of the Executive’s Death Benefit, Normal Retirement Benefit, Early Retirement Benefit, and/or Other Termination Benefit provided in accordance with Sections 2 through 4 above (hereinafter referred to individually as a “Supplemental Death Benefit,” “Supplemental Normal Retirement Benefit,” “Supplemental Early Retirement Benefit,” and “Supplemental Other Termination Benefit,” respectively, and collectively as the “Supplemental Benefits”). The Bank shall have the right, prior to or coincident with any such determination of a Supplemental Benefit, to subject such Supplemental Benefit to such additional reservations, limitations, contingencies, terms or conditions as the Bank shall deem appropriate or desirable in its absolute discretion. The determination of the amount of a Supplemental Benefit may be based upon the Bank’s net income for the year, the Bank’s estimated income in the following year, the Bank’s competitive position in the industry, the performance of the Executive, and other factors having to do with the Bank’s financial well-being and the contributions by the Executive to such financial well-being. Taking these, or any other factors into account, the Bank may decide not to credit an additional amount to any Supplemental Benefit in any particular year and is under no obligation to do so. A separate accounting, schedule or memorandum shall be established and

Page 4 of 12.
maintained to keep track of the Executive’s accumulated Supplemental Benefits. Any such accounting, schedule or memorandum shall be a book accounting, schedule or memorandum only, the entries therein shall bear no interest, and is intended to keep track of the Bank’s unsecured promise to pay and such additional reservations, limitations, contingencies, terms or conditions as the Bank shall have imposed upon such Supplemental Benefits in accordance with this Section. As provided in Section 11 of this Agreement, the Bank has no obligation to fund such Supplemental Benefits.
     Section 6. Forfeiture of Benefits.
     All rights under Sections 2, 3, 4 and 5 hereof of the Executive, the Beneficiary or Beneficiaries of the Executive, or of any person(s) claiming through the Executive shall be forfeited upon the termination of Executive’s employment by the Bank for cause prior to his death or the Early Retirement Date. For the purpose of this Agreement, “for cause” shall mean any one or more of the following:
     (a) any unlawful act of the Executive which has a material adverse effect on the business or reputation of the Bank; or
     (b) the willful breach of duty or the habitual neglect of responsibilities on the part of the Executive; or
     (c) conviction of, or a plea of nolo contendere by, the Executive in a felony case.
     Section 7. Payment of Benefits.
     (a) All benefits payable hereunder shall be paid to the Executive, if living; otherwise to his Beneficiary or Beneficiaries. The Beneficiary or Beneficiaries of the Executive, as used herein, shall mean the Designated Recipients (as hereinafter defined) of his benefits, if any; otherwise his surviving spouse, if any; otherwise the personal representative of his estate. The Executive shall have the right to designate and to change the designation of the recipient(s) (“Designated Recipients”) of his Death Benefit by presenting a written designation or amendment to designation to the Bank prior to his death in a form as provided in Exhibit “A”, attached hereto and made a part hereof (or any other written form acceptable to the Bank). The Executive shall have the right to name a Designated Recipient(s) and to change the Designated Recipient(s) of his Retirement Benefit (both Early Retirement Benefit and Normal Retirement Benefit) by presenting a written designation or amendment to designation to the Bank prior to his death in a form as provided in Exhibit “B”, attached hereto and made a part hereof (or any other written form acceptable to the Bank). The Executive shall have the right to name a Designated Recipient(s) and to change the Designated

Page 5 of 12.
Recipient(s) of his Other Termination Benefit by presenting a written designation or amendment to designation to the Bank prior to his death in a form as provided in Exhibit “C”, attached hereto and made a part hereof (or any other written form acceptable to the Bank). The Executive shall have the right to name a Designated Recipient(s) and to change the Designated Recipient(s) of his Death Benefit, Retirement Benefit and Other Termination Benefit on one form by presenting a written designation or amendment to designation to the Bank prior to his death in a form as provided in Exhibit “D”, attached hereto and made a part hereof (or any other written form acceptable to the Bank).
     (b) Determination of the amount of the Executive’s Retirement Benefit or Other Termination Benefit shall be made as of his retirement or other termination of employment with the Bank, as the case may be. Payment of the Executive’s Death Benefit, Retirement Benefit or Other Termination Benefit shall be made in the following manner:
     (1) The Executive’s Beneficiary or Beneficiaries shall receive his Death Benefit in one lump sum within one hundred and twenty (120) days of his death.
     (2) The Executive shall receive his Retirement Benefit in ten (10) equal consecutive annual installments beginning within one hundred and twenty (120) days of his retirement.
     (3) The Executive shall receive his Other Termination Benefit in ten (10) equal consecutive annual installments beginning within one hundred and twenty (120) days of his termination if such termination is due to his Permanent Disability, otherwise in one lump sum within one hundred and twenty (120) days of his termination from the Bank.
     (4) No interest shall be payable by the Bank on any installment benefit herein. The Bank and the Executive, or his Beneficiary or Beneficiaries after his death, as the case may be, may however mutually agree that such amounts be paid in any lesser or greater number of equal or unequal annual, monthly or other periodic installments, or in a lump sum, and may reflect the change of such scheduled payments by discounting or imputing interest at such rate or rates as they may agree.
     (5) Unless the Executive states otherwise in his benefits, designation, Designated Recipient(s) who are natural persons shall be paid their benefits equally, per stirpes. The Executive may designate such persons or entities as Designated Recipient(s), or any

Page 6 of 12.
combination or succession thereof, and in such proportions and subject to such contingencies, as is reasonably acceptable to the Bank.
     Section 8. Exclusivity of Benefits.
     Each of the benefits described in Sections 2, 3, and 4 hereof (the Death Benefit, the Early Retirement Benefit, the Normal Retirement Benefit, and the Other Termination Benefit) are mutually exclusive; that is, no more than one of these benefits may be payable to the Executive, or his Beneficiary or Beneficiaries after his death. In the event that Executive’s employment with the Bank is terminated due to his death, the Executive’s beneficiaries shall receive the Death Benefit and not the Retirement Benefit or Other Termination Benefit. In the event that Executive’s employment with the Bank is terminated on or after his Early Retirement Date for any reason other than due to his death, the Executive shall receive the Early Retirement Benefit or Normal Retirement Benefit, whichever is applicable but not both, and not the Death Benefit or the Other Termination Benefit. In the event that Executive’s employment with the Bank is terminated prior to his Early Retirement Date for any reason other than for cause, his voluntary termination or due to his death, the Executive shall receive the Other Termination Benefit and not the Death Benefit or the Retirement Benefit. In the event that the Executive’s employment with the Bank is terminated prior to his death or the Early Retirement Date for cause or his voluntary termination, no amount shall be due or payable by the Bank under this Agreement.
     Section 9. Administrator.
     (a) The Administrator for the purposes of the claims procedure under this Agreement is the Bank. The Administrator shall have full power and authority to interpret, construe and administer this Agreement and the Administrator’s interpretations and construction hereof, and actions hereunder, including any valuation of the Executive’s Death Benefit, Retirement Benefit or Other Termination Benefit, or the amount or recipient of any lump sum, installment or other payments to be made pursuant to this Agreement, shall be binding and conclusive on all persons for all purposes. The Administrator, and its officers, directors, employees and advisors, shall not be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Agreement unless attributable to its or his own willful misconduct or lack of good faith.
     (b) The business address and telephone number of the Administrator under this Agreement is:

Page 7 of 12.
     (c) The Bank shall have the right to change the Administrator under this Agreement. The Bank shall also have the right to change the address and telephone number of the Administrator. The Bank shall give the Executive written notice of any change of the Administrator, or any change in the address and telephone number of the Administrator.
     Section 10. Claim Procedure.
     (a) Benefits shall be paid in accordance with the provisions of this Agreement. The Executive, or a Beneficiary, or any other person claiming through the Executive (hereinafter collectively referred to as the “Claimant”) shall make a written request for benefits provided under this Agreement. This written claim shall be mailed or delivered to the Administrator. If the claim is denied, whether wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed more than ninety (90) days after the receipt of the claim by the Administrator.
     (b) The Administrator shall provide a written notice to every Claimant who is denied a claim for benefits under this Agreement. The notice shall set forth the following information:
     (1) the specific reasons for the denial;
     (2) the specific reference to pertinent Agreement provisions on which the denial is based;
     (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (4) appropriate information and explanation for the claims procedure under this Agreement to permit the Claimant to submit his claim for review.
     (c) All of the information required in Paragraph (b) above shall be set forth in the notice in a manner calculated to be understood by the Claimant. The claims procedure under this Agreement shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full

Page 8 of 12.
and fair review of that decision from the Administrator. A Claimant shall have a reasonable opportunity:
     (1) to request a review upon written application, to the Administrator;
     (2) to review pertinent documents with regard to the employee benefit plan created under this Agreement;
     (3) to submit issues and comments in writing;
     (4) to request an extension of time to make a written submission of issues and comments; and
     (5) to request that a hearing be held to consider Claimant’s appeal.
     (d) The decision on the review of the denied claim shall promptly be made by the Administrator within sixty (60) days after the receipt of the request for review if no hearing is held; or within one hundred and twenty (120) days after receipt of the request for review, if an extension of time is necessary in order to hold a hearing. The Administrator shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to the extension. The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on the Claimant’s appeal and will specify the place, date, and time of that hearing and the Claimant’s opportunity to participate in the hearing. It may also include any other information the Administrator believes may be important or useful to the Claimant in connection with the appeal.
     (e) The decision to hold a hearing to consider the Claimant’s appeal of the denied claim shall be within the sole discretion of the Administrator, whether or not the Claimant requests such a hearing. The Administrator’s’decision on review shall be made in writing and be provided to the Claimant Within the time periods specified in Paragraph (d) above. This written decision on review shall contain the following information:
     (1) the decision(s);
     (2) the reasons for the decision(s); and
     (3) specific references to the provisions of this Agreement on which the decision (s) is/are based.

Page 9 of 12.
     Section 11. Funding.
     The Bank’s obligations under this Agreement shall be an unfunded and unsecured promise to pay. The Bank shall not be obligated under any circumstances to fund its obligations under this Agreement. The Bank may, however, at its sole and exclusive option, informally fund this Agreement in whole or in part. If the Bank shall determine to informally fund this Agreement, in whole or in part, the manner of such informal funding and the continuance or discontinuance of such informal funding shall be the sole and exclusive decision of the Bank. The Executive, in his capacity as an officer of the Bank or otherwise, shall not participate in any manner in any decision whether or not to informally fund or what method or at what amounts to informally fund, or to cease or revise the informal funding of, the Bank’s obligations under this Agreement, and shall not participate in the consideration of any such decision or any similar decision. If the Bank shall determine to informally fund this Agreement, in whole or in part, by procuring as owner, life insurance for its own benefit on the life of the Executive, the form of such insurance and the amounts shall be the sole and exclusive decision of the Bank. The Executive hereby agrees to submit to medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Bank may have applied for such insurance if the Bank shall determine to informally fund this Agreement with life insurance.
     Section 12. Employment Rights.
     This Agreement shall not be deemed to create a contract of employment between the Bank and the Executive and shall create no right in the Executive to continue as an employee of the Bank for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Bank, except as are specifically set forth in this Agreement. Nor shall this Agreement restrict the right of the Bank to terminate its employer relationship with the Executive, with or without cause, or restrict the right of the Executive to terminate his employment relationship with the Bank.
     Section 13 . Rights to Assets.
     The rights of the Executive, any Beneficiary or Beneficiaries of the Executive, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Executive, the Beneficiary or Beneficiaries of the Executive, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments specified under this Agreement. The Executive agrees that he, hi s Beneficiary or Beneficiaries, or any other person claiming through him shall have no rights or interests whatsoever in any assets of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally

Page 10 of 12.
fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement shall not be deemed to be held under any escrow account or trust of any kind for the benefit of the Executive or his Beneficiary or Beneficiaries or any other person claiming through him; and nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Executive, his Beneficiary or Beneficiaries or any other person claiming through him. Nor shall any asset be considered security for the performance of the obligations of the Bank. Any such assets shall be, and remain, general, unpledged, and unrestricted assets of the Bank.
     Section 14. Independence of Benefits.
     (a) The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits payable under any other agreements that now exist or may hereafter exist from time to time between the Bank and the Executive. This Agreement between the Bank and the Executive does not involve a reduction in payments or foregoing of an increase in future payments to the Executive. This Agreement does not in any way affect or reduce the existing and future payments and other benefits of the Executive payable under any other agreements that now exist or may hereafter exist from time to time between the Bank and the Executive.
     (b) The benefits payable under this Agreement shall not be deemed salary or other compensation to the Executive for the purpose of computing benefits to which he may be entitled under any pension plan, profit-sharing plan or other arrangement of the Bank for the benefit of its employees.
     (c) Nothing contained in this Agreement shall be deemed to exclude Executive from any supplemental compensation, bonus, pension, insurance, severance pay or other benefit to which he might otherwise be or might become entitled as an employee of the Bank.
     Section 15. Payments to Incompetents and Minors.
     If the Administrator shall find that any person to whom any payment is payable under this Agreement is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Bank under this Agreement.

Page 11 of 12.
     Section 16. Assignability.
     Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Agreement shall be valid or recognized by the Bank.
     Section 17. Amendment and Termination.
     During the lifetime of the Executive, this Agreement may be amended or terminated at any time, in whole or in part, by the mutual written agreement of the parties and without notice to or the consent of any other person.
     Section 18. Interpretation.
     This Agreement shall not be more strictly construed against any party regardless of who was responsible for the preparation hereof.
     Section 19. Law Governing.
     This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law or laws may be preempted by applicable federal law, including regulations, opinions, and duly issued orders, in which event this Agreement shall be governed and interpreted by and under the federal law or laws. To the extent that any provision of this Agreement is in conflict with the provisions contained in any applicable federal or Pennsylvania state statutes, rules or regulations relating to a savings and loan association, said provision shall be deemed to have been amended in order to bring it into conformity with the provisions contained in such federal or state statutes, rules or regulations.
     Section 20. Agreement Binding on Parties.
     This Agreement is solely between the Bank and the Executive. The Executive, his Beneficiary or Beneficiaries or any other persons claiming through the Executive shall have recourse only against the Bank for enforcement of this Agreement. However, this Agreement shall be binding upon the Executive; the Beneficiary or Beneficiaries, beneficiaries, heirs, executors, and administrators of the Executive; and upon the Bank and the successors and assigns of the Bank.
     Section 21. Entire Agreement.
     This Agreement supersedes any and all other prior agreements, either oral or in writing, and sets forth the entire agreement between the parties hereto, with respect to the within subject matter. The signing of this Agreement by the parties constitutes their mutual recognition that no other contract or agreements, oral or written, except as are in writing, signed by the parties and attached hereto or

Page 12 of 12.
specifically incorporated herein, exists between them with respect to the within subject matter. Each party hereby represents that he or it will not rely upon any agreement, understanding, condition, definition, warranty, or representation not reduced to writing and Incorporated in this Agreement.
     IN WITNESS WHEREOF, the Bank has caused this Agreement to executed by its duly authorized officers as of the date first above written, with the intent to be legally bound.

ATTEST:	BANK:

/s/ Barbara A. Rota	/s/ Paul M. Matvey

Secretary

(Corporate Seal)
     IN WITNESS WHEREOF, the Executive has hereunto set his hand and seal as of the date first above written, with the intent to be legally bound.

WITNESS:	EXECUTIVE:

/s/ Barbara A. Rota	/s/ Gary B. Pepper

Gary B. Pepper

AMENDMENT TO
THE DEFERRED COMPENSATION AGREEMENT
BY AND BETWEEN
EUREKA BANK
(FORMERLY EUREKA FEDERAL SAVINGS AND LOAN ASSOCIATION)
AND
GARY B. PEPPER
     WHEREAS, the Board of Directors of Eureka Bank wishes to amend the Deferred Compensation Agreement by and between Eureka Bank (the “Bank”) and Gary B. Pepper (the “Deferred Compensation Arrangement”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW THEREFORE, the Deferred Compensation Arrangement is hereby amended effective October 20, 2008 as follows:
FIRST CHANGE
     Section 7(b)(4) shall be deleted in its entirety.
SECOND CHANGE
     The following new Section 22 shall be added to the Deferred Compensation Agreement:

“Section 22.	Section 409A of the Internal Revenue Code.
     In the event Executive is a ‘Specified Employee’ (as defined herein) no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the Executive’s termination of employment in excess of the ‘permitted amount’ under Section 409A of the Code. For these purposes the ‘permitted amount’ shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Savings Bank for the calendar year preceding the year in which Executive terminates his employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which termination of employment occurs. The payment of the ‘permitted amount’ shall be made within sixty (60) days of the occurrence of the event of termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the event of termination. ‘Specified Employee’ shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a ‘Specified Employee’ only if the Savings Bank or Parent is a publicly-traded institution or the subsidiary of a publicly-traded holding company.”

     THIS AMENDMENT is executed on the 20th day of October 2008.

EUREKA BANK

ATTEST:	/s/ Rose Ann Mathas	By:	/s/ Paul M. Matvey Paul Matvey

ATTEST:	/s/ Rose Ann Mathas		/s/ Gary B. Pepper Gary B. Pepper